Exhibit 16(23)(i) – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement (Form S-3, No. 333- ) and “Experts” in the Prospectus of Voya Select Multi-Index 5 & 7 of Voya Retirement Insurance and Annuity Company (“VRIAC”) and to the incorporation by reference therein of our reports dated March 7, 2024, with respect to the consolidated financial statements and schedules of VRIAC included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, TX April 17, 2024